UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2008
INVERNESS MEDICAL INNOVATIONS, INC.
(Exact name of registrant as specified in charter)

Delaware	001-16789	04-3565120

(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)
51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
(Address of Principal Executive Offices) (Zip Code)
(781) 647-3900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
On April 24, 2008, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) concluded, following a preliminary determination on April 23, 2008 by the Company’s management, that the Company’s previously reported results for the fourth quarter of 2007 must be restated and should no longer be relied upon because they contain two errors under accounting principles generally accepted in the United States. The first error was the understatement of the fourth quarter 2007 income tax provision by $1.8 million for a non-cash charge related to the write off of in-process research and development expense recorded during the quarter. The second error was a $2.4 million understatement of non-cash amortization expense to sales and marketing related to a 2007 acquisition. The Audit Committee reached its conclusion after discussions with management and the Company’s independent registered public accounting firm, who agreed with the Audit Committee’s conclusion.
The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters disclosed in this filing.
The previously issued financial statements of the Company which must be restated as a result of the errors identified to date and should no longer be relied upon are its audited financial statements for the fiscal year ending December 31, 2007. The Company intends to file an amended Annual Report on Form 10-K for the year-ended December 31, 2007 (including restated financial statements) with the Securities and Exchange Commission as soon as practicable. In addition, the Company will also amend its Current Reports on Form 8-K, event date February 14, 2008 (as amended), which reported pro forma financial information for completed and pending acquisitions that contained historical financial information of the Company for the year-ended December 31, 2007, as well as any other reports that the Company determines must be amended.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.
Date: April 25, 2008	By:	/s/Jay McNamara
Jay McNamara
Senior Counsel, Corporate & Finance